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                                                                      EXHIBIT 11

               COMPUTATION OF PER SHARE EARNINGS

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

                                                                 Three Months Ended
                                                       March 25, 1997              March 25, 1996
                                                       --------------              --------------

Net Income                                             $ 7,242,000                  $ 6,938,000



Shares used to compute
   earnings per share                                   19,222,200                   19,218,000


Earnings Per Share                                           $0.38                        $0.36



Shares used to compute
   earnings per share including
   common stock equivalents - Primary Basis             19,381,039                   19,398,927


Primary Earnings Per Share                                   $0.37                        $0.36



Shares used to compute
   earnings per share including
   common stock equivalents - Fully Diluted Basis       19,382,377                   19,398,927


Fully Diluted Earnings Per Share                             $0.37                        $0.36

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